EXHIBIT 23.1


            CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in the Prospectus constituting part of this Registration Statement on Form S-8 of our report dated January 25, 1994, which appears on page 30 of the 1993 Annual Report to Shareholders of LSI Logic Corporation, which is incorporated by reference in LSI Logic Corporation's Annual Report on Form 10-K for the year ended December 31,1993. We also consent to the incorporation by reference of our report on the Financial Statement Schedules, which appears on page 32 of such Annual Report on Form 10-K.



PRICE WATERHOUSE LLP
San Jose, California
September 23, 1994